Filed pursuant to Rule 424(b)(3)
Registration No. 333-272815

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated October 11, 2023)

Up to 205,652,848 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated October 11, 2023, relating to our Registration Statement on Form S-1 (Registration No. 333-272815) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to the resale of up to 74,903,789 shares of our common stock, par value $0.001 per share (the “common stock”), and 130,749,059 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On May 3, 2024, the closing price of our common stock was $0.147 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 8 and in Part II, Item 1A of the Company’s subsequently filed 10-Q(s) before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2024

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01. Changes in Registrant’s Certifying Accountant.

On May 6, 2024, CytoDyn Inc. (the “Company”), at the direction of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), dismissed BF Borgers CPA PC (“BF Borgers”) as the Company’s independent registered public accounting firm. The Company promptly took action to dismiss BF Borgers following the entry of an order by the Securities and Exchange Commission (the “SEC”) on May 3, 2024, that permanently bars BF Borgers and its principal from appearing or practicing before the SEC. The Audit Committee has commenced a search for a replacement independent registered public accounting firm to perform the Company’s audit for the fiscal year ending May 31, 2024, and will announce its selection when made.

BF Borgers, which was engaged as the Company’s independent auditor only from October 5, 2023 to May 3, 2024, did not perform an audit of the Company’s financial statements during its engagement and consequently, did not issue an adverse or qualified opinion or disclaimer of opinion with respect to the Company’s audited financial statements. There were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during its engagement. There also were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the period from October 5, 2023, through May 3, 2024.

As BF Borgers is not currently permitted to appear or practice before the SEC, a letter from BF Borgers stating whether it agrees with the above disclosures has not been included in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: May 6, 2024	By	/s/ Mitchell Cohen
Mitchell Cohen
Interim Chief Financial Officer